SUCCESSION AGREEMENT

This SUCCESSION AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of October, 2011, by and among Michael W. Laphen (the “Executive”) and Computer Sciences Corporation, a Nevada corporation (the “Company”).  All capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Amended and Restated Management Agreement between the Executive and the Company, dated as of December 20, 2010 (the “Management Agreement”).

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company and as Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, the Executive and the Company are parties to the Management Agreement which sets forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Executive and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s eventual separation from service with the Company, and other matters related thereto;

WHEREAS, subject to the terms and conditions contained herein, the Executive and the Company agree mutually as follows;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Succession.

(a) Termination Date. The Executive hereby acknowledges and agrees that his  employment with the Company will terminate (such date, the “Termination Date”) upon the commencement of employment of a successor chief executive officer of the Company, as appointed by the Board at its sole discretion; provided, however, that if no successor chief executive officer has commenced employment by October 31, 2012, the Executive’s employment with the Company shall terminate on that date.  Except as otherwise explicitly set forth herein, the terms and conditions set forth in the Management Agreement will continue to govern the Executive’s employment with the Company.  For the avoidance of doubt, nothing herein shall limit any rights or obligations of the Executive under the Management Agreement, and the Executive shall continue to participate in the Company’s Senior Management and Key Employee Severance Plan (the “KESP”), if applicable; provided that in the event that any terms of this Agreement conflict with the terms of the Management Agreement or the KESP, the terms of this Agreement shall exclusively govern; and further provided that nothing herein shall result in the payment of duplicate amounts or benefits.

(b) Resignation of Officer and Board Positions.  As of the Termination Date, the Executive shall resign from his positions as (i) the President and Chief Executive Officer of the Company and any other positions that he may hold within the Company and its affiliates and (ii) Chairman of the Board, a member of the Board and a member of any committees of the

Board on which he may serve, as well as of the board of directors of any of the Company’s affiliates.  In addition, upon the request of the Board following the Board’s determination that, as a matter of general corporate governance, the positions of Chief Executive Officer and Chairman of the Board be held by different individuals, the Executive shall resign as Chairman of the Board prior to the Termination Date.
2. Separation Payments and Benefits.

(a) General.  In consideration of the Executive’s service to the Company and the Executive’s agreement to comply with the terms of this Agreement, the Company and the Executive mutually agree that his separation from service from the Company shall be treated as a termination of the Executive’s employment by the Company without Cause for purposes of the Management Agreement and each other plan, agreement, policy or arrangement of the Company in which the Executive is a participant or to which he is a party.

(b) Severance Payments and Benefits.  Upon and following (as applicable) the Termination Date, the Executive shall be entitled to receive the severance payments and benefits described in Section 6(d) of the Management Agreement subject to the terms thereof, including, without limitation, the Executive’s continued compliance with the provisions of Sections 11, 12 and 13 of the Management Agreement and his execution and non-revocation of a release of claims in accordance with Section 6(d)(4) of the Management Agreement (collectively, the “Severance Conditions”); provided, that, for purposes of Section 6(d)(1)(iv) of the Management Agreement, other than with respect to stock options granted to the Executive in calendar year 2011, (i) the Executive’s separation from service on the Termination Date shall be with the consent of the Board, and (ii) the reference to “two (2) years” with respect to the stock option exercise period shall be amended to read “five (5) years”.

(c) Supplemental Executive Retirement Plan and Excess Plan.  Subject to the Executive’s compliance with the Severance Conditions, the Executive’s separation from service on the Termination Date shall be with the consent of the Board for purposes of the last paragraph of Section 4 of the Management Agreement, and such paragraph shall be deemed to apply to the Executive’s participation in the Computer Sciences Corporation Supplemental Executive Retirement Plan No. 2 and the Computer Sciences Corporation Excess Plan.

(d) Vesting of Equity Awards.  Subject to the Executive’s compliance with the Severance Conditions, the Executive’s separation from service shall be with the consent of the Compensation Committee of the Board for purposes of the vesting provisions of the stock option, service-based restricted stock unit and performance-based restricted stock unit awards held by the Executive and listed on Exhibit A hereto (the “Equity Awards,” which the parties acknowledge do not include any such awards granted to the Executive in calendar year 2011).  As a result, (1) each Equity Award which is a stock option shall, upon the Termination Date, become fully vested and exercisable; (2) each Equity Award which is a service-based restricted stock unit shall become fully vested on the Termination Date and be settled on or as soon as practicable after the Termination Date; and (3) each Equity Award which is a performance-based restricted stock unit shall be settled in the manner described in Appendix A of the applicable award agreement, without pro ration, on (X), as to awards for which the award agreement contains the defined term “Scheduled Settlement Date,” on the Scheduled Settlement Date,

 and (Y) as to awards for which the award agreement contains the defined term “Scheduled Redemption Date,” on the Scheduled Redemption Date.  The Executive and the Company agree that Equity Awards granted in calendar year 2011 which have not vested in accordance with their terms (without regard to this Agreement) on or prior to the Termination Date shall automatically be cancelled upon the Termination Date.

(e) The Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to this Section 2 and otherwise solely on account of the termination of his employment shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company, including but not limited to pension and other deferred compensation arrangements.

3. Waiver of Certain Rights.  Executive agrees that in consideration of the benefits and payments set forth in this Agreement, he hereby waives any rights he may have under the Management Agreement:

(a) to receive any new grant of equity awards following the date hereof; and

(b)  to resign for Good Reason based on (i) any announcement by the Company of his resignation, (ii) the recruitment of a new chief executive officer, (iii) not receiving new grants of equity awards following the date hereof, or (iv) his resignation or removal as Chairman of the Board prior to the Termination Date following the Board’s determination that, as a matter of general corporate governance, the positions of Chief Executive Officer and Chairman of the Board be held by different individuals.

4. Restrictive Covenants; Forfeiture; Effect of Certain Terminations.  For the avoidance of doubt, and except as specifically otherwise provided hereunder (i) the Executive shall continue to comply with the terms of any restrictive covenants and be subject to any forfeiture provisions, in each case as set forth in any plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party, including without limitation, the Management Agreement or any equity plan or award agreements which govern the terms of the Equity Awards, and the parties acknowledge that such covenants or provisions shall remain in full force and effect (including any applicable forfeiture or repayment provisions in the event of breach) following the Termination Date and (ii) if the Executive’s employment is terminated prior to the Termination Date by the Company for “cause” or by the Executive without “good reason” or on account of the Executive’s death or “disability” (as each quoted term is defined in the Management Agreement or any other plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party), the payments and benefits to which the Executive is entitled on account of such termination pursuant to each such plan, agreement, policy or arrangement shall be determined without regard to this Agreement.

5. Cooperation.  In consideration of the payments and benefits set forth in this Agreement, the Executive agrees that he shall remain available to the Company following the Executive’s separation from service (whether or not on the Termination Date) to provide assistance in transitioning to a new chief executive officer, complete any pending projects, manage handoff of client relationships and provide such other advice, expertise or knowledge with respect to his duties as chief executive officer of the Company as may be reasonably requested by the

Company from time to time.  In addition, the Executive agrees to provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring services of a subpoena or other legal process).  In the event that the Company requires the Executive’s assistance in accordance with this section, the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by the Executive in connection with such assistance, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy.

6. Press Release.  The Executive consents to the Company’s issuance of the press release regarding his departure which is attached hereto as Exhibit B.

7. No Mitigation; No Offset.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Tax Withholding.  The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

9. Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company

With a copy to:	Stephan G. Bachelder

Bachelder & Dowling, P.A.

120 Exchange Street

Portland, Maine 04101

As to the Company:	Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, Virginia 22042

Attention: General Counsel

Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

10. Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Section 409A.  Notwithstanding anything provided herein, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to the Executive pursuant to the terms of this Agreement or the Management Agreement may become subject to the additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other taxes or penalties imposed under Section 409A of the Code (the “409A Taxes”) as applicable at the time such payments and benefits are otherwise required, then: (i) such payments or benefits shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Payment Delay Period”), and (ii) such payments (other than a delay in vesting of any Equity Award) shall be increased by an amount equal to interest on such payments for the “Merrill Lynch U.S. Corporate, A Rated, 15 + Years Index” (or any successor index, or if neither exists, the most similar index which does exist) as of December 31 of the year preceding the year in which the Payments Delay Period commences, compounded annually.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments and benefits to the Executive.

12. Miscellaneous.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party.  Any dispute between the parties hereto arising out of or related to this Agreement will be subject to the dispute resolution provisions of the Employment Agreement.  If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  As used in this Agreement, the term “affiliate” means an entity controlled by, controlling or under common control with the Company.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Board of Directors of the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

/s/ Michael W. Laphen MICHAEL W. LAPHEN
COMPUTER SCIENCES CORPORATION /s/ William L. Deckelman, Jr. By: William L. Deckelman, Jr. Title: Vice President, General Counsel and Secretary